EXHIBIT 99.1

KinerjaPay Corp. (KPAY) Successfully Negotiated an Initial $25 Million Non-recourse Credit Facility With Its Local Bank

- Gabriel Capital Ltd. will provide a Major Bracket Bank guarantee underlying the KPAY Credit Facility

- Gabriel also subscribed to $200 million of KPAY Preferred Stock, convertible at $1.80 per share

KinerjaPay Corp.

JAKARTA, Indonesia, Oct. 23, 2019 /PRNewswire/ — KinerjaPay Corp., (OTCQB: KPAY), has successfully concluded negotiations with its local bank, China Construction Bank Indonesia (CCBI), which will provide the Company with a $25 million, non-recourse credit facility. This credit facility will be accessed by the Company utilizing the Gabriel Capital Ltd. (“Gabriel”) HSBC bank guarantee, the draft of which has already been approved by the Bank’s Credit Committee. Gabriel is a privately-owned, Indonesian family-controlled entity, based in Singapore. The final HSBC bank guarantee for $25 million is expected to be received in KinerjaPay’s account with CCBI within the week. Upon delivery of the collateral, KinerjaPay will draw down the guaranteed net proceeds of $22.5 million in three monthly tranches of $7.5 million commencing within 48 hours of receipt of the final bank guarantee. Upon each draw, KPAY will issue Gabriel a proportionate number of shares of Series F and G Preferred Stock under Gabriel’s executed Reg S Subscription Agreements, based upon the net subscription proceeds. Gabriel intends to continue delivering such guarantees until the full $200 million is received under these Subscription Agreements.

CCBI will fund on a non-recourse basis supported by the collateral underlying the Gabriel guarantee. In effect, Gabriel is making an equity investment in KinerjaPay Corp.’s Preferred Stock, which is being issued in consideration for Gabriel’s guarantee. The Series F Convertible Preferred Stock is convertible into shares of Common Stock at an average of $1.80 per share. The Series G Preferred Stock provides for KPAY’s sole right to affect the conversion into Common Stock at $1.80 per share provided that the KPAY shares are trading at $3.50 or higher for a period of 20 days commencing six months after the dates of issuance of the Series G Preferred Stock. Gabriel, however, does not have the right to elect to convert the Series G Preferred Stock at its option.

The Company’s Chairman and CEO, Mr. Edwin Ng commented, “We are extremely pleased to have completed the negotiation process with the local Bank for the non-recourse credit facility. We are also very fortunate to be supported by Gabriel Capital Ltd.’s equity investment in KPAY’s Preferred Stock, shares of which shall issued upon receipt of the final HSBC bank guarantee. We have put in place an equity financing structure to enable KPAY to be at the forefront of Indonesian growth in key business and financial sectors.” Mr. Agoeng Noegroho, the Chief Investment Officer of the Singapore-based Gabriel Capital Ltd. stated “We view our $200 million investment commitment, of which this first tranche of $25 million will close upon the delivery of our collateral, as evidence of our belief in Indonesia’s growth and KPAY’s ability to invest in exciting US technologies suitable for integration into the rapidly growing South East Asia economy.”

About KinerjaPay

KinerjaPay enables consumers to “Pay, Play and Buy” through its secure web portal and mobile applications. Based in Indonesia, the Company provides an easy and convenient payment solution while shopping online at its marketplace platform. With its current omni-channel platform, users can perform various payment services such as credit card bill payment, utility, phone bill, healthcare insurance and direct transfer to anyone at their convenience. KinerjaPay is also planning to launch other eCommerce verticals such as travel market, delivery services, and online gaming in the near future. The Company’s services are available through its mobile applications and on its website at www.kinerjapay.com.

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements, about KPAY’s expectations, beliefs or intentions regarding, among other things, its product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, KPAY or its representatives have made or may make forward-looking statements, orally or in writing.

Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by KPAY with the U.S. Securities and Exchange Commission, press releases or oral statements made by or with the approval of one of KPAY’s authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause KPAY’s actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause KPAY ‘s actual activities or results to differ materially from the activities and results anticipated in such forward-looking statements, including, but not limited to, the factors summarized in KPAY ‘s filings with the SEC. In addition, KPAY operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond its control. KPAY does not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise. Please see the risk factors associated with an investment in our securities which are included in our Annual Report on Form 10-K as filed with the SEC on April 20, 2018 and most recently in our Registration Statement on Form S-1/A filed with the SEC on December 21, 2018, pursuant to which we are offering 300,000 Shares of 11% Series C Cumulative Redeemable Perpetual Preferred Stock at $25.00 Per Share.

For more information, please visit our website http://www.kinerjapay.co. There you will find access to all of our past press releases and SEC filings regarding the activities discussed in this release.

Media Contact:

KinerjaPay Corp.

Email: info@kinerjapay.co

+62-21-2918-1336